Saga Communications, Inc. Reports 3rd Quarter Gross Revenue Anticipated to increase up to 2% and Board Approval of 2005 Incentive Compensation Plan Amendment

GROSSE POINTE FARMS, Mich., Sept. 16, 2013 /PRNewswire/ -- Saga Communications, Inc. (NYSE MKT: SGA) today reported that it anticipates gross revenues for the third quarter ending September 30, 2013 to be flat to up 2.0% in comparison to the corresponding period last year.

Saga also reported that its Compensation Committee and Board of Directors approved amending Saga's 2005 Incentive Compensation Plan (the "Plan") to, among other things, increase the number of authorized shares by 233,334 shares of Common Stock, resulting in a total of 562,869 shares of Common Stock available for grant, and extend the date for making awards under the Plan to September 6, 2018. The amendment to the Plan will be subject to stockholder approval by written consent.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 25 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 4 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.

This press release is not a solicitation of written consents. This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

CONTACT: Samuel D. Bush, 313/886-7070